Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 67067, Israel Tel: 972 (3)6232525 Fax: 972 (3)5622555 www.ey.com/il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-131880, 333-168763 and 333-175460 on Form S-8 of our report dated April 13, 2008, with respect to the financial statements of Brainstorm Cell Therapeutics Inc. as of December 31, 2007 and for the year ended December 31, 2007, which appears in this Annual Report on Form 10-K of Brainstorm Cell Therapeutics Inc. for the year ended December 31, 2011.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER

13 March , 2012	A Member of Ernst & Young Global